Exhibit 99.1

Air Lease Corporation Announces Fourth Quarter & Fiscal Year 2023 Results
Los Angeles, California, February 15, 2024 — Air Lease Corporation (ALC) (NYSE: AL) announces financial results for the three months and year ended December 31, 2023.
“Fourth quarter and full-year performance at ALC was very strong. With the exception of the benefit of tax reform in 2017, we achieved record revenues and profits for the 4th quarter, with net income increasing 56% and revenues increasing 19% over the prior year’s quarter. Similarly, for the full year 2023 we enjoyed record revenues, aircraft sales, and total assets which exceeded $30 billion for the first time. Looking forward, the commercial aircraft supply/demand backdrop remains highly favorable for our current fleet and our $22 billion forward orderbook scheduled to deliver over the next 4-5 years,” said John L. Plueger, Chief Executive Officer and President, and Steven F. Udvar-Házy, Executive Chairman of the Board.

Fourth Quarter and Fiscal Year 2023 Results
The following table summarizes our operating results for the three months and year ended December 31, 2023 and 2022 (in millions, except per share amounts and percentages):

Operating Results

	Three Months Ended December 31,				Year Ended December 31,
	2023	2022	$ change	% change	2023	2022	$ change	% change
Revenues	$716.6	$601.6	$115.0	19.1%	$2,685.0	$2,317.3	$367.7	15.9%
Operating expenses	(517.2)	(452.3)	(64.9)	14.3%	(1,998.4)	(1,684.6)	(313.8)	18.6%
(Write-off) of Russian fleet, net of recoveries	67.0	30.9	36.1	116.8%	67.0	(771.5)	838.5	—%
Income/(loss) before taxes	266.4	180.2	86.2	47.8%	753.6	(138.8)	892.4	—%
Net income/(loss) attributable to common stockholders	$210.6	$134.9	$75.7	56.1%	$572.9	$(138.7)	$711.6	—%
Diluted earnings/(loss) per share	$1.89	$1.21	$0.68	56.2%	$5.14	$(1.24)	$6.38	—%
Adjusted net income before income taxes(1)	$213.9	$158.2	$55.7	35.2%	$733.6	$659.9	$73.7	11.2%
Adjusted diluted earnings per share before income taxes(1)	$1.92	$1.42	$0.50	35.2%	$6.58	$5.89	$0.69	11.7%

Key Financial Ratios

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Pre-tax margin	37.2%	29.9%	28.1%	(6.0)%
Adjusted pre-tax margin(1)	29.8%	26.3%	27.3%	28.5%
Pre-tax return on common equity (trailing twelve months)			11.8%	(3.0)%
Adjusted pre-tax return on common equity (trailing twelve months)(1)			12.1%	11.0%
——————————————————————
(1) Adjusted net income before income taxes, adjusted diluted earnings per share before income taxes, adjusted pre-tax margin and adjusted pre-tax return on common equity have been adjusted to exclude the effects of certain non-cash items, one-time or non-recurring items, such as net write-offs and recoveries of our Russian fleet, that are not expected to continue in the future and certain other items. See note 1 under the Consolidated Statements of Operations included in this earnings release for a discussion of the non-GAAP measures and a reconciliation to their most comparable GAAP financial measures.

Highlights
•During the fourth quarter, we took delivery of 22 aircraft from our order book, representing approximately $1.2 billion in aircraft investments, ending the period with 463 aircraft in our owned fleet and over $30 billion in total assets.
•We recognized a net benefit of approximately $67 million from the settlement of insurance claims with respect to four aircraft in our owned fleet and our equity interest in certain aircraft in our managed fleet that were previously on lease to JSC Siberia Airline (“S7”), a Russian airline.
•Sold eight aircraft1 during the fourth quarter for approximately $440 million in sales proceeds.
•We have $1.5 billion of aircraft in our sales pipeline in 2024, which includes $605 million in flight equipment held for sale as of December 31, 2023 and $892 million of aircraft subject to letters of intent.
•We have placed 100% of our committed orderbook on long-term leases for aircraft delivering through the end of 2025 and have placed approximately 65% of our entire orderbook delivering through 2028.
•We ended the year with $31.0 billion in committed minimum future rental payments consisting of $16.4 billion in contracted minimum rental payments on the aircraft in our existing fleet and $14.6 billion in minimum future rental payments related to aircraft which will deliver between 2024 through 2027.
•In 2023, we raised approximately $3.6 billion in committed debt financings and ended the year with total liquidity of $6.8 billion.
•On February 13, 2024, our board of directors declared a quarterly cash dividend of $0.21 per share on our outstanding Class A common stock. The next quarterly dividend of $0.21 per share will be paid on April 10, 2024 to holders of record of our Class A common stock as of March 15, 2024.

Financial Overview

Fourth Quarter 2023 vs. Fourth Quarter 2022
Our total revenues for the three months ended December 31, 2023 increased by 19% to $717 million as compared to the three months ended December 31, 2022. The increase in total revenues was primarily driven by the continued growth in our fleet, an increase in sales activity and higher end of lease revenue. During the three months ended December 31, 2023, we recognized $59 million in gains from the sale of eight aircraft. We also recognized $60 million in end of lease revenue related to the return of seven aircraft. During the three months ended December 31, 2022, we recorded approximately $28 million in gains from the sale of six aircraft1.

Our net income attributable to common stockholders for the three months ended December 31, 2023 was $211 million, or $1.89 per diluted share, compared to $135 million, or $1.21 per diluted share, for the three months ended December 31, 2022. The increase from the prior year period was primarily driven by the increase in revenue as discussed above, partially offset by higher interest expense as a result of the increase in our composite cost of funds. In addition, we recognized a net benefit of approximately $67 million from the settlement of insurance claims under S7’s insurance policies related to four aircraft in our owned fleet and our equity interest in certain aircraft in our managed fleet that were previously on lease to S7.

Adjusted net income before income taxes during the three months ended December 31, 2023 was $214 million or $1.92 per adjusted diluted share, as compared to $158 million, or $1.42 per adjusted diluted share, for the three months ended December 31, 2022. The increase in our adjusted net income before income taxes primarily relates to the increase in revenues as discussed above, partially offset by higher interest expense.

Full Year 2023 vs. Full Year 2022
Our total revenues for the year ended December 31, 2023 increased by 16% to $2.7 billion as compared to the year ended December 31, 2022. The increase in total revenues was primarily driven by the continued growth in our fleet, an increase in sales activity and higher end of lease revenue. During the year ended December 31, 2023, we recognized $156 million in gains from the sale of 27 aircraft1 and also recognized $124 million in end of lease revenue from the return of 22 aircraft. During the year ended December 31, 2022, we recognized $48 million in gains from the sale of 15 aircraft1. In addition, in 2022, we recorded $76.6 million in income related to security deposit forfeitures and maintenance reserve revenue from the return of 12 aircraft as well as the termination of our leasing activities in Russia.
1 Aircraft sales include one sales-type lease transaction and two sales-type lease transactions during the quarter and year ended December 31, 2023, respectively. During the quarter and year ended December 31, 2022, aircraft sales includes one sales-type lease transaction and nine sales-type lease transactions, respectively.

Our net income attributable to common stockholders for the year ended December 31, 2023 was $573 million, or $5.14 per diluted share, as compared to a net loss attributable to common stockholders of $139 million, or $1.24 loss per diluted share, for the year ended December 31, 2022. The increase from the prior year was primarily due to an increase in revenues as discussed above partially offset by higher interest expense, which resulted from an increase in our composite cost of funds. In addition, in 2023, we recognized a net benefit of approximately $67 million from the settlement of insurance claims mentioned above, while in 2022, we recognized a net write-off of $772 million related to our Russian fleet.

Adjusted net income before income taxes during the year ended December 31, 2023 was $734 million or $6.58 per adjusted diluted share, as compared to $660 million, or $5.89 per adjusted diluted share, for the year ended December 31, 2022. The increase in our adjusted net income before income taxes primarily relates to the increase in revenues as discussed above, partially offset by higher interest expense.

Flight Equipment Portfolio
As of December 31, 2023, the net book value of our fleet increased to $26.2 billion, compared to $24.5 billion as of December 31, 2022. As of December 31, 2023, we owned 463 aircraft in our aircraft portfolio, comprised of 345 narrowbody aircraft and 118 widebody aircraft, and we managed 78 aircraft. The weighted average fleet age and weighted average remaining lease term of flight equipment subject to operating lease as of December 31, 2023 was 4.6 years and 7.0 years, respectively. We have a globally diversified customer base comprised of 119 airlines in 62 countries as of December 31, 2023.

The following table summarizes the key portfolio metrics of our fleet as of December 31, 2023 and December 31, 2022:

	December 31, 2023		December 31, 2022
Net book value of flight equipment subject to operating lease	$26.2	billion	$24.5	billion
Weighted-average fleet age(1)	4.6 years		4.5 years
Weighted-average remaining lease term(1)	7.0 years		7.1 years

Owned fleet(2)	463		417
Managed fleet	78		85
Aircraft on order	334		398
Total	875		900

Current fleet contracted rentals	$16.4	billion	$15.6	billion
Committed fleet rentals	$14.6	billion	$15.8	billion
Total committed rentals	$31.0	billion	$31.4	billion

(1) Weighted-average fleet age and remaining lease term calculated based on net book value of our flight equipment subject to operating lease.
(2) As of December 31, 2023, our owned fleet count included 14 aircraft classified as flight equipment held for sale and 12 aircraft classified as net investments in sales-type leases, which are both included in Other assets on the Consolidated Balance Sheet.

The following table details the regional concentration of our flight equipment subject to operating leases:

	December 31, 2023	December 31, 2022
Region	% of Net Book Value	% of Net Book Value
Asia Pacific	39.8%	44.1%
Europe	37.7%	32.5%
Central America, South America, and Mexico	9.0%	7.8%
The Middle East and Africa	7.9%	9.3%
U.S. and Canada	5.6%	6.3%
Total(1)	100.0%	100.0%

(1) As of December 31, 2022, we had four aircraft classified as held for sale with a carrying value of $153.5 million included in the table above.

The following table details the composition of our owned fleet by aircraft type:

	December 31, 2023		December 31, 2022
Aircraft type	Number of Aircraft	% of Total	Number of Aircraft	% of Total
Airbus A220-100	2	0.4%	—	—%
Airbus A220-300	13	2.8%	4	1.0%
Airbus A319-100	1	0.2%	1	0.2%
Airbus A320-200	28	6.0%	28	6.7%
Airbus A320-200neo	25	5.4%	23	5.5%
Airbus A321-200	23	5.0%	23	5.5%
Airbus A321-200neo	95	20.6%	78	18.7%
Airbus A330-200(1)	13	2.8%	13	3.1%
Airbus A330-300	5	1.1%	5	1.2%
Airbus A330-900neo	23	5.0%	16	3.8%
Airbus A350-900	14	3.0%	13	3.1%
Airbus A350-1000	7	1.5%	6	1.4%
Boeing 737-700	3	0.6%	4	1.0%
Boeing 737-800	73	15.8%	82	19.7%
Boeing 737-8 MAX	52	11.2%	47	11.3%
Boeing 737-9 MAX	29	6.3%	15	3.7%
Boeing 777-200ER	1	0.2%	1	0.2%
Boeing 777-300ER	24	5.2%	24	5.8%
Boeing 787-9	25	5.4%	27	6.5%
Boeing 787-10	6	1.3%	6	1.4%
Embraer E190	1	0.2%	1	0.2%
Total(2)	463	100.0%	417	100.0%

(1) As of December 31, 2023, aircraft count includes two Airbus A330-200 aircraft classified as freighters.
(2) As of December 31, 2023, our owned fleet count included 14 aircraft classified as flight equipment held for sale and 12 aircraft classified as net investments in sales-type leases, which are both included in Other assets on the Consolidated Balance Sheet.

Debt Financing Activities
We ended the fourth quarter of 2023 with total debt financing, net of discounts and issuance costs, of $19.2 billion. As of December 31, 2023, 84.7% of our total debt financing was at a fixed rate and 98.4% was unsecured. As of December 31, 2023, our composite cost of funds was 3.77%. We ended the year with total liquidity of $6.8 billion.

As of the end of the periods presented, our debt portfolio was comprised of the following components (dollars in millions, except percentages):

	December 31, 2023	December 31, 2022
Unsecured
Senior unsecured securities	$16,330	$17,095
Term financings	1,628	583
Revolving credit facility	1,100	1,020
Total unsecured debt financing	19,058	18,698
Secured
Export credit financing	205	11
Term financings	101	114
Total secured debt financing	306	125

Total debt financing	19,364	18,823
Less: Debt discounts and issuance costs	(181)	(182)
Debt financing, net of discounts and issuance costs	$19,183	$18,641
Selected interest rates and ratios:
Composite interest rate(1)	3.77%	3.07%
Composite interest rate on fixed-rate debt(1)	3.26%	2.98%
Percentage of total debt at a fixed-rate	84.71%	91.34%

(1) This rate does not include the effect of upfront fees, facility fees, undrawn fees or amortization of debt discounts and issuance costs.

Conference Call
In connection with this earnings release, Air Lease Corporation will host a conference call on February 15, 2024 at 4:30 PM Eastern Time to discuss the Company's financial results for the fourth quarter and year ended 2023.
Investors can participate in the conference call by dialing 1 (888) 660-6652 domestic or 1 (646) 960-0554 international. The passcode for the call is 5952437.
The conference call will also be broadcast live through a link on the Investors page of the Air Lease Corporation website at www.airleasecorp.com. Please visit the website at least 15 minutes prior to the call to register, download and install any necessary audio software. A replay of the broadcast will be available on the Investors page of the Air Lease Corporation website.
For your convenience, the conference call can be replayed in its entirety beginning on February 15, 2024 until 11:59 PM ET on February 22, 2024. If you wish to listen to the replay of this conference call, please dial 1 (800) 770-2030 domestic or 1 (647) 362-9199 international and enter passcode 5952437.
About Air Lease Corporation (NYSE: AL)
Air Lease Corporation is a leading global aircraft leasing company based in Los Angeles, California that has airline customers throughout the world. Air Lease Corporation and its team of dedicated and experienced professionals are principally engaged in purchasing new commercial aircraft and leasing them to its airline customers worldwide through customized aircraft leasing and financing solutions. Air Lease Corporation routinely posts information that may be important to investors in the “Investors” section of its website at www.airleasecorp.com. Investors and potential investors are encouraged to consult Air Lease Corporation’s website regularly for important information. The information contained on, or that may be accessed through, Air Lease Corporation's website is not incorporated by reference into, and is not a part of, this press release.

Contact

Investors:
Jason Arnold Vice President, Investor Relations Email: investors@airleasecorp.com

Media:
Laura Woeste Senior Manager, Media and Investor Relations Email: press@airleasecorp.com

Ashley Arnold Senior Manager, Media and Investor Relations Email: press@airleasecorp.com

Forward-Looking Statements
This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements appear in a number of places in this press release and include statements regarding, among other matters, the state of the airline industry, our access to the capital and debt markets, the impact of Russia’s invasion of Ukraine and the impact of sanctions imposed on Russia, the impact of the Israel Hamas conflict, aircraft and engine delivery delays and manufacturing flaws, our aircraft sales pipeline and expectations, changes in inflation and interest rates and other macroeconomic conditions and other factors affecting our financial condition or results of operations. Words such as “can,” “could,” “may,” “predicts,” “potential,” “will,” “projects,” “continuing,” “ongoing,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and “should,” and variations of these words and similar expressions, are used in many cases to identify these forward-looking statements. Any such forward-looking statements are not guarantees of future performance and involve risks, uncertainties, and other factors that may cause our actual results, performance or achievements, or industry results to vary materially from our future results, performance or achievements, or those of our industry, expressed or implied in such forward-looking statements. Such factors include, among others:

•our inability to obtain additional capital on favorable terms, or at all, to acquire aircraft, service our debt obligations and refinance maturing debt obligations;
•increases in our cost of borrowing, decreases in our credit ratings, or changes in interest rates;
•our inability to generate sufficient returns on our aircraft investments through strategic acquisition and profitable leasing;
•the failure of an aircraft or engine manufacturer to meet its contractual obligations to us, including or as a result of manufacturing defects and technical or other difficulties with aircraft or engines before or after delivery;
•our ability to recover losses related to aircraft detained in Russia, including through insurance claims and related litigation;
•obsolescence of, or changes in overall demand for, our aircraft;
•changes in the value of, and lease rates for, our aircraft, including as a result of aircraft oversupply, manufacturer production levels, our lessees’ failure to maintain our aircraft, inflation, and other factors outside of our control;
•impaired financial condition and liquidity of our lessees, including due to lessee defaults and reorganizations, bankruptcies or similar proceedings;
•increased competition from other aircraft lessors;
•the failure by our lessees to adequately insure our aircraft or fulfill their contractual indemnity obligations to us, or the failure of such insurers to fulfill their contractual obligations;
•increased tariffs and other restrictions on trade;
•changes in the regulatory environment, including changes in tax laws and environmental regulations;
•other events affecting our business or the business of our lessees and aircraft manufacturers or their suppliers that are beyond our or their control, such as the threat or realization of epidemic diseases, natural disasters, terrorist attacks, war or armed hostilities between countries or non-state actors; and
•any additional factors discussed under “Part I — Item 1A. Risk Factors,” in our Annual Report on Form 10-K for the year ended December 31, 2023, and other Securities and Exchange Commission (“SEC”) filings, including future SEC filings.

All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from expectations. You are therefore cautioned not to place undue reliance on such statements. Any forward-looking statement speaks only as of the date on which it is made, and we do not intend and undertake no obligation to update any forward-looking information to reflect actual results or events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

###

Air Lease Corporation and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and par value amounts)

	December 31, 2023	December 31, 2022
	(unaudited)
Assets
Cash and cash equivalents	$460,870	$766,418
Restricted cash	3,622	13,599
Flight equipment subject to operating leases	31,787,241	29,466,888
Less accumulated depreciation	(5,556,033)	(4,928,503)
	26,231,208	24,538,385
Deposits on flight equipment purchases	1,203,068	1,344,973
Other assets	2,553,484	1,733,330
Total assets	$30,452,252	$28,396,705
Liabilities and Shareholders’ Equity
Accrued interest and other payables	$1,164,140	$696,899
Debt financing, net of discounts and issuance costs	19,182,657	18,641,063
Security deposits and maintenance reserves on flight equipment leases	1,519,719	1,293,929
Rentals received in advance	143,861	147,654
Deferred tax liability	1,281,837	970,797
Total liabilities	$23,292,214	$21,750,342
Shareholders’ Equity
Preferred Stock, $0.01 par value; 50,000,000 shares authorized; 10,600,000 (aggregate liquidation preference of $850,000) shares issued and outstanding at December 31, 2023 and December 31, 2022, respectively	$106	$106
Class A common stock, $0.01 par value; 500,000,000 shares authorized; 111,027,252 and 110,892,097 shares issued and outstanding at December 31, 2023 and December 31, 2022, respectively	1,110	1,109
Class B Non-Voting common stock, $0.01 par value; authorized 10,000,000 shares; no shares issued or outstanding	—	—
Paid-in capital	3,287,234	3,255,973
Retained earnings	3,869,813	3,386,820
Accumulated other comprehensive income	1,775	2,355
Total shareholders’ equity	$7,160,038	$6,646,363
Total liabilities and shareholders’ equity	$30,452,252	$28,396,705

Air Lease Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share, per share amounts and percentages)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
	(unaudited)
Revenues
Rental of flight equipment	$644,074	$561,285	$2,477,607	$2,214,508
Aircraft sales, trading and other	72,494	40,325	207,370	102,794
Total revenues	716,568	601,610	2,684,977	2,317,302

Expenses
Interest	169,355	134,303	654,910	492,924
Amortization of debt discounts and issuance costs	13,639	13,482	54,053	53,254
Interest expense	182,994	147,785	708,963	546,178

Depreciation of flight equipment	273,113	252,860	1,068,772	965,955
Write-off of Russian fleet, net of (recoveries)	(67,022)	(30,877)	(67,022)	771,476
Selling, general and administrative	49,798	45,862	186,015	156,855
Stock-based compensation expense	11,285	5,804	34,615	15,603
Total expenses	450,168	421,434	1,931,343	2,456,067
Income/(loss) before taxes	266,400	180,176	753,634	(138,765)
Income tax (expense)/benefit	(45,349)	(34,865)	(139,012)	41,741
Net income/(loss)	$221,051	$145,311	$614,622	$(97,024)
Preferred stock dividends	(10,425)	(10,425)	(41,700)	(41,700)
Net income/(loss) attributable to common stockholders	$210,626	$134,886	$572,922	$(138,724)

Earnings/(Loss) per share of common stock:
Basic	$1.90	$1.22	$5.16	$(1.24)
Diluted	$1.89	$1.21	$5.14	$(1.24)
Weighted-average shares of common stock outstanding
Basic	111,027,252	110,892,097	111,005,088	111,626,508
Diluted	111,410,767	111,162,063	111,438,589	111,626,508

Other financial data
Pre-tax margin	37.2%	29.9%	28.1%	(6.0)%
Pre-tax return on common equity (trailing twelve months)	11.8%	(3.0)%	11.8%	(3.0)%
Adjusted net income before income taxes(1)	$213,877	$158,160	$733,580	$659,868
Adjusted diluted earnings per share before income taxes(1)	$1.92	$1.42	$6.58	$5.89
Adjusted pre-tax margin(1)	29.8%	26.3%	27.3%	28.5%
Adjusted pre-tax return on common equity (trailing twelve months)(1)	12.1%	11.0%	12.1%	11.0%
(1)Adjusted net income before income taxes (defined as net income/(loss) attributable to common stockholders excluding the effects of certain non-cash items, one-time or non-recurring items, such as net write-offs and recoveries of our Russian fleet, that are not expected to continue in the future and certain other items), adjusted pre-tax margin (defined as adjusted net income before income taxes divided by total revenues), adjusted diluted earnings per share before income taxes (defined as adjusted net income before income taxes divided by the weighted average diluted common shares outstanding) and adjusted pre-tax return on common equity (defined as adjusted net income before income taxes divided by average common shareholders' equity) are measures of operating performance that are not defined by GAAP and should not be considered as an alternative to net income/(loss) attributable to common stockholders, pre-tax margin, earnings/(loss) per share, diluted earnings/(loss) per share and pre-tax return on common equity, or any other performance measures derived in accordance with

Air Lease Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share, per share amounts and percentages)

GAAP. Adjusted net income before income taxes, adjusted pre-tax margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity are presented as supplemental disclosure because management believes they provide useful information on our earnings from ongoing operations.

Management and our board of directors use adjusted net income before income taxes, adjusted pre-tax margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity to assess our consolidated financial and operating performance. Management believes these measures are helpful in evaluating the operating performance of our ongoing operations and identifying trends in our performance, because they remove the effects of certain non-cash items, one-time or non-recurring items that are not expected to continue in the future and certain other items from our operating results. Adjusted net income before income taxes, adjusted pre-tax margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity, however, should not be considered in isolation or as a substitute for analysis of our operating results or cash flows as reported under GAAP. Adjusted net income before income taxes, adjusted pre-tax margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity do not reflect our cash expenditures or changes in our cash requirements for our working capital needs. In addition, our calculation of adjusted net income before income taxes, adjusted pre-tax margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity may differ from the adjusted net income before income taxes, adjusted pre-tax margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity or analogous calculations of other companies in our industry, limiting their usefulness as a comparative measure.

The following table shows the reconciliation of the numerator for adjusted pre-tax margin (in thousands, except percentages):

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
	(unaudited)
Reconciliation of the numerator for adjusted pre-tax margin (net income/(loss) attributable to common stockholders to adjusted net income before income taxes):
Net income/(loss) attributable to common stockholders	$210,626	$134,886	$572,922	$(138,724)
Amortization of debt discounts and issuance costs	13,639	13,482	54,053	53,254
Write-off of Russian fleet, net of (recoveries)	(67,022)	(30,877)	(67,022)	771,476
Stock-based compensation expense	11,285	5,804	34,615	15,603
Income tax expense/(benefit)	45,349	34,865	139,012	(41,741)
Adjusted net income before income taxes	$213,877	$158,160	$733,580	$659,868

Denominator for adjusted pre-tax margin:
Total revenues	$716,568	$601,610	$2,684,977	$2,317,302
Adjusted pre-tax margin(a)	29.8%	26.3%	27.3%	28.5%

(a) Adjusted pre-tax margin is adjusted net income before income taxes divided by total revenues

Air Lease Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share, per share amounts and percentages)

The following table shows the reconciliation of the numerator for adjusted diluted earnings per share before income taxes (in thousands, except share and per share amounts):

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
	(unaudited)
Reconciliation of the numerator for adjusted diluted earnings per share (net income/(loss) attributable to common stockholders to adjusted net income before income taxes):
Net income/(loss) attributable to common stockholders	$210,626	$134,886	$572,922	$(138,724)
Amortization of debt discounts and issuance costs	13,639	13,482	54,053	53,254
Write-off of Russian fleet, net of (recoveries)	(67,022)	(30,877)	(67,022)	771,476
Stock-based compensation expense	11,285	5,804	34,615	15,603
Income tax expense/(benefit)	45,349	34,865	139,012	(41,741)
Adjusted net income before income taxes	$213,877	$158,160	$733,580	$659,868

Denominator for adjusted diluted earnings per share:
Weighted-average diluted common shares outstanding	111,410,767	111,162,063	111,438,589	111,626,508
Potentially dilutive securities, whose effect would have been anti-dilutive	—	—	—	361,186
Adjusted weighted-average diluted common shares outstanding	111,410,767	111,162,063	111,438,589	111,987,694
Adjusted diluted earnings per share before income taxes(b)	$1.92	$1.42	$6.58	$5.89

(b) Adjusted diluted earnings per share before income taxes is adjusted net income before income taxes divided by adjusted weighted-average diluted common shares outstanding
The following table shows the reconciliation of pre-tax return on common equity to adjusted pre-tax return on common equity (in thousands, except percentages):

	Year Ended December 31,
	2023	2022
	(unaudited)
Reconciliation of the numerator for adjusted pre-tax return on common equity (net income/(loss) attributable to common stockholders to adjusted net income before income taxes):
Net income/(loss) attributable to common stockholders	$572,922	$(138,724)
Amortization of debt discounts and issuance costs	54,053	53,254
Write-off of Russian fleet, net of (recoveries)	(67,022)	771,476
Stock-based compensation expense	34,615	15,603
Income tax expense/(benefit)	139,012	(41,741)
Adjusted net income before income taxes	$733,580	$659,868

Reconciliation of denominator for pre-tax return on common equity to adjusted pre-tax return on common equity:
Common shareholders' equity as of beginning of the period	$5,796,363	$6,158,568
Common shareholders' equity as of end of the period	$6,310,038	$5,796,363
Average common shareholders' equity	$6,053,201	$5,977,466

Adjusted pre-tax return on common equity(c)	12.1%	11.0%

(c) Adjusted pre-tax return on common equity is adjusted net income before income taxes divided by average common shareholders’ equity

Air Lease Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2023	2022
	(unaudited)
Operating Activities
Net income/(loss)	$614,622	$(97,024)
Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
Depreciation of flight equipment	1,068,772	965,955
Write-off of Russian fleet, net of (recoveries)	(67,022)	771,476
Stock-based compensation expense	34,615	15,603
Deferred taxes	133,358	(43,492)
Amortization of prepaid lease costs	75,389	47,849
Amortization of discounts and debt issuance costs	54,053	53,254
Gain on aircraft sales, trading and other activity	(226,945)	(113,103)
Changes in operating assets and liabilities:
Other assets	48,310	(232,613)
Accrued interest and other payables	13,333	255
Rentals received in advance	(1,605)	13,990
Net cash provided by operating activities	1,746,880	1,382,150
Investing Activities
Acquisition of flight equipment under operating lease	(3,789,113)	(2,904,723)
Payments for deposits on flight equipment purchases	(433,452)	(518,270)
Proceeds from aircraft sales, trading and other activity	1,684,814	235,424
Proceeds from settlement of insurance claim	64,714	—
Acquisition of aircraft furnishings, equipment and other assets	(305,346)	(216,635)
Net cash used in investing activities	(2,778,383)	(3,404,204)
Financing Activities
Cash dividends paid on Class A common stock	(88,792)	(83,253)
Common shares repurchased	—	(150,000)
Cash dividends paid on preferred stock	(41,700)	(41,700)
Tax withholdings on stock-based compensation	(3,354)	(8,903)
Net change in unsecured revolving facility	80,000	1,020,000
Proceeds from debt financings	2,993,732	2,659,996
Payments in reduction of debt financings	(2,593,338)	(2,085,898)
Debt issuance costs	(13,052)	(6,827)
Security deposits and maintenance reserve receipts	398,345	417,224
Security deposits and maintenance reserve disbursements	(15,863)	(26,860)
Net cash provided by financing activities	715,978	1,693,779
Net (decrease)/increase in cash	(315,525)	(328,275)
Cash, cash equivalents and restricted cash at beginning of period	780,017	1,108,292
Cash, cash equivalents and restricted cash at end of period	$464,492	$780,017
Supplemental Disclosure of Cash Flow Information
Cash paid during the period for interest, including capitalized interest of $43,093 and $39,655 at December 31, 2023 and 2022, respectively	$693,826	$533,897
Cash paid for income taxes	$7,801	$6,362
Supplemental Disclosure of Noncash Activities
Buyer furnished equipment, capitalized interest and deposits on flight equipment purchases applied to acquisition of flight equipment and other assets	$827,377	$914,501
Flight equipment subject to operating leases reclassified to flight equipment held for sale	$1,730,212	$377,131
Flight equipment subject to operating leases reclassified to investment in sales-type lease	$66,907	$255,205
Cash dividends declared on Class A common stock, not yet paid	$23,316	$22,178